Exhibit 5.7

June 30, 2009

Teck Resources Limited

Suite 3300 – 550 Burrard Street

Vancouver, British Columbia V6C 0B3

Re:	Teck Colorado Inc.

Ladies and Gentlemen:

We are special Colorado counsel to Teck Colorado Inc., a Colorado corporation (the “Colorado Guarantor”) in connection with the filing on June 30, 2009 of the Registration Statement on Form F-4 (the “Registration Statement”) by Teck Resources Limited (the “Company”), with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations thereunder, relating to the registration (the “Exchange Offer”) of (i) the Company’s 9.75% Senior Secured Notes due 2014, 10.25% Senior Secured Notes due 2016 and 10.75% Senior Secured Notes due 2019 in an aggregate principal amount of U.S. $4,225,000,000 (collectively, the “Exchange Notes”) and (ii) the guarantees of the Exchange Notes by the Colorado Guarantor and certain other subsidiaries of the Company (the “Guarantees”). This opinion is being furnished at the request of the Company in connection with the Registration Statement.

For purposes of this opinion, we have reviewed the following documents:

A.	copies of the Guarantees;

B.	a copy of the Registration Statement;

C.	a copy of the Indenture dated as of May 8, 2009 and supplemented as of June 25, 2009 by and among the Company, the Colorado Guarantor and certain other subsidiaries of the Company, and The Bank of New York Mellon, as Trustee (the “Indenture”);

D.	copies of the Exchange Notes;

E.	a copy of the Registration Rights Agreement dated as of May 8, 2009 by and among the Company, the Colorado Guarantor and certain other subsidiaries of the Company, and J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., BMO Capital Markets Corp., CIBC World Markets Corp., RBC Capital Markets Corporation, Mitsubishi UFJ Securities International plc, Mizuho Securities USA Inc., RBS Securities Inc., Scotia Capital (USA) Inc. and The Toronto-Dominion Bank (the “Registration Rights Agreement”); and

F.	other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below.

The Guarantees, Registration Statement, Indenture, Exchange Notes and Registration Rights Agreement are hereinafter collectively referred to as the “Transaction Documents.” We have not reviewed any financing documents related to the Exchange Offer other than those listed above.

We have relied as to factual matters upon the representations contained in the Transaction Documents and upon certificates of officers of the Colorado Guarantor and of public officials. Our opinions expressed below as to certain factual matters are qualified as being limited “to our knowledge” or “known to us.” Such words, as used herein, mean the actual knowledge of the attorneys in this Firm who have given substantive legal attention to matters of the Colorado Guarantor. In rendering such opinions, we have not conducted any independent investigation with respect to the matters covered thereby. No inference as to our knowledge with respect to such matters should be drawn from the fact of our limited representation of the Colorado Guarantor.

We have examined executed counterparts of the Transaction Documents. With the exception of documents executed by or on behalf of the Colorado Guarantor, we have assumed the genuineness of all signatures and the due authorization, execution and delivery of the Transaction Documents by the parties thereto and the due authority of all persons executing same.

Except as expressly stated herein, we express no opinion with respect to the effect of any law other than the law of the State of Colorado and the federal laws of the United States.

Based on the foregoing and subject to the assumptions, limitations, exceptions and qualifications stated herein, it is our opinion that:

OPINION

1. Existence. The Colorado Guarantor is a Colorado corporation, duly formed, validly existing and in good standing under the laws of the State of Colorado, duly qualified to do business under the laws of the State of Colorado, and has all requisite corporate power and authority to own and operate its property and to conduct the business to which it proposes to engage and is engaged.

2. Corporate Power. The Colorado Guarantor has the corporate power and authority to execute, deliver, and perform the Colorado Guarantor’s obligations under the Transaction Documents.

3. Authorization. The execution and delivery of the Transaction Documents by the Colorado Guarantor and the performance of the Colorado Guarantor’s obligations under the Transaction Documents has been duly authorized by all requisite action of the Colorado

Guarantor, and the Transaction Documents have been duly executed and delivered by the Colorado Guarantor.

4. Non-contravention. The execution and delivery by the Colorado Guarantor of the Transaction Documents will not result in the violation of: (i) the provisions of the Articles of Incorporation or Bylaws of the Colorado Guarantor, or (ii) any law, statute, regulation, or rule of Colorado, or, to the best of our knowledge, any judgment or order of any Colorado court or arbitrator or governmental or regulatory authority applicable to the Colorado Guarantor.

5. Consent. No consent, approval, authorization, order, registration or qualification of or with any court, arbitrator, or governmental or regulatory authority is required for the execution, delivery and performance by the Colorado Guarantor of the Transaction Documents, or for compliance by the Colorado Guarantor with the terms of the Transaction Documents, or for the consummation of the transactions contemplated by the Transaction Documents.

Our opinions are subject to the further qualifications:

1. The opinions expressed in this letter are made subject to and are qualified by the following:

a. This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Our opinion is limited to the matters expressly stated herein, and no other opinion may be implied or inferred.

b. The above opinions are hereby specifically qualified by reference to and are based solely upon laws, rulings and regulations in effect on the date hereof, and are subject to modification to the extent such laws, rulings and regulations may be changed in the future.

c. We express no opinion as to the title to any property, real or personal, that is the subject matter of the Transaction Documents. Additionally, we express no opinion as to the attachment, perfection or priority of any security interest given by the Colorado Guarantor under the Transaction Documents.

2. Notwithstanding any provisions in the Transaction Documents to the effect that the Transaction Documents reflect the entire understanding of the parties with respect to the matters described therein, Colorado courts may consider extrinsic evidence of the circumstances surrounding the negotiation and execution of such Transaction Documents to ascertain the intent of the parties in using the language employed in the Transaction Documents, regardless of whether or not the meaning of the language used in the Transaction Documents is plain and unambiguous on its face, and may determine that additional or supplemental terms can be incorporated into the Transaction Documents.

3. We have not evaluated or reviewed any financial information relating in any way to the Colorado Guarantor, and we disclaim any obligation to conduct such evaluation or review in connection with this opinion.

4. In rendering the opinions set forth above, we have relied, without investigation, upon the assumptions set forth below:

a. each party who is a natural person is legally competent to enter into and perform the transaction or to carry out their role in it;

b. except as expressly set forth in opinion paragraph 3 above, each party to the Transaction Documents other than the Colorado Guarantor has satisfied those legal requirements that are applicable to it to the extent necessary to make the Transaction Documents enforceable against it;

c. all parties other than the Colorado Guarantor have legal existence;

d. persons acting on behalf of the parties (other than the Colorado Guarantor), including agents and fiduciaries, are duly authorized to act in that capacity;

e. each party (other than the Colorado Guarantor) has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Documents;

f. each document submitted to us for review is accurate and complete, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine;

g. there has been no mutual mistake of fact or, fraud, duress or undue influence;

h. the conduct of the parties has complied with any requirement of good faith, fair dealing and conscionability;

i. there are no agreements or understandings among the parties, other than the Colorado Guarantor, written or oral, and there is no usage of trade or course of prior dealing among the parties, other than the Colorado Guarantor, that would, in either case, define, supplement or qualify the terms of the Transaction Documents;

j. the Transaction Documents accurately reflect all of the intended agreements between the parties thereto;

k. all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of Colorado are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in Colorado, and are in a format that makes legal research reasonably feasible;

l. the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision binding upon Colorado courts has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity;

m. contracts, other than the Transaction Documents, to which the Colorado Guarantor is a party or by which it is bound and any court or administrative orders, writs, judgments and decrees that name the Colorado Guarantor and are specifically directed to it or its property will be enforced as written;

n. The Colorado Guarantor will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to subsequent consummation of the transaction or performance of the Transaction Documents; and

o. all parties will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents.

5. Except with respect to legal issues explicitly addressed in the numbered opinion paragraphs 1 – 5 set forth above, our opinion letter does not address the effect of the following:

a. Federal securities laws and regulations administered by the Securities and Exchange Commission, state “blue sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments.

b. Federal and state laws and regulations dealing with:

i. antitrust and unfair competition laws and regulations;

ii. laws and regulations concerning filing and notice requirements (e.g., Hart-Scott-Rodino);

iii. environmental laws and regulations;

iv. land use and subdivision laws and regulations;

v. tax laws and regulations;

vi. patent, copyright, trademark and intellectual property laws and regulations;

vii. racketeering laws and regulations;

viii. health and safety laws and regulations;

ix. laws, regulations and policies concerning national and local emergency, possible judicial deference to acts of sovereign states, and criminal and civil forfeiture laws;

x. statutes of general application to the extent they provide for criminal prosecution (e.g. mail fraud and wire fraud statutes);

xi. bankruptcy, insolvency, reorganization or receivership; and

xii. conflicts of law, including but not limited to applicable “choice of law” provisions and domestication of foreign judgments, except to the extent where Colorado law would apply.

c. Federal Reserve Board margin regulations; and

d. pension and employee benefit laws and regulations.

The captions in this opinion are for convenience of reference only and shall not limit, amplify or otherwise modify the provisions hereof.

The opinions expressed herein are effective as of the date hereof. No expansion of our opinions may be made by implication or otherwise. We do not undertake to advise you of any matter within the scope of this opinion letter that comes to our attention after the date of this opinion letter and disclaim any responsibility to advise you of any future changes in law or fact that may affect the opinions set forth herein.

This opinion letter is rendered solely for your benefit and the benefit of your successors and assigns in connection with the Exchange Offer and may not be relied upon by or furnished to any other person in any other context or for any other purpose (except that your counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP may rely on the opinions set forth herein in connection with the issuance of its opinion letter in connection with the filing of the Registration Statement with the SEC).

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading ‘‘Legal Matters’’ contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Beatty & Wozniak, P.C.

Beatty & Wozniak, P.C.